Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES SECOND QUARTER 2025 RESULTS

TINTON FALLS, NJ – August 7, 2025 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the second quarter 2025.

Second Quarter 2025 Highlights

•	In May 2025, CHMI Solutions, Inc., a subsidiary of CHMI, entered into a strategic partnership and financing with Real Genius LLC (“Real Genius”), a Florida-based digital mortgage technology company.

•	Accessed at-the-market equity program, generating additional proceeds of approximately $8.9 million.

•	GAAP net loss applicable to common stockholders of $0.9 million, or $0.03 per share.

•	Earnings available for distribution (“EAD”) attributable to common stockholders of $3.2 million, or $0.10 per diluted share.

•	Common book value per share of $3.34 at June 30, 2025.

•	Declared regular common dividend of $0.15 per share; annualized common dividend yield was 20.8% based on the closing sale price of the Company’s common stock as reported by the NYSE on August 6, 2025.

•	Aggregate portfolio leverage stood at 5.3x at June 30, 2025.

•	As of June 30, 2025, the Company had unrestricted cash of $58.0 million.

“We are pleased with the progress made in the second quarter, successfully raising additional equity and entering into a strategic partnership with Real Genius, an innovative digital mortgage company,” said Jay Lown, President and CEO of Cherry Hill Mortgage Investment Corporation. “Moving into the second half of the year, we remain focused on prudently growing Cherry Hill as we seek to deliver attractive risk-adjusted returns to our shareholders.”

Operating Results

Cherry Hill reported GAAP net loss applicable to common stockholders for the second quarter of 2025 of $0.9 million, or $0.03 per basic and diluted weighted average common share outstanding. Reported GAAP net loss was determined based primarily on the following: $2.6 million of net interest income, $9.0 million of net servicing income, a net realized loss on RMBS of $2.1 million, a net realized gain of $14.8 million on derivatives, a net unrealized gain of $3.5 million on RMBS measured at fair value through earnings, a net unrealized loss of $19.1 million on derivatives, a net unrealized loss of $2.7 million on investments in Servicing Related Assets, and general and administrative expenses, compensation and benefits in the aggregate amount of $3.4 million.

Earnings available for distribution attributable to common stockholders for the second quarter of 2025 were $3.2 million, or $0.10 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net loss to non-GAAP earnings available for distribution, please refer to the reconciliation table accompanying this release.

	Three Months Ended
	June 30, 2025	March 31, 2025
	(unaudited)	(unaudited)
Income
Interest income	$14,813	$14,801
Interest expense	12,172	12,635
Net interest income	2,641	2,166
Servicing fee income	10,933	10,973
Servicing costs	1,952	2,545
Net servicing income	8,981	8,428
Other income (loss)
Realized loss on RMBS, net	(2,053)	(3,992)
Realized gain on derivatives, net	14,838	4,634
Unrealized gain on RMBS, measured at fair value through earnings, net	3,508	14,780
Unrealized loss on derivatives, net	(19,147)	(22,741)
Unrealized loss on investments in Servicing Related Assets	(2,731)	(6,325)
Total Income (Loss)	6,037	(3,050)
Expenses
General and administrative expense	1,947	2,059
Compensation and benefits	1,408	1,710
Total Expenses	3,355	3,769
Income (Loss) Before Income Taxes	2,682	(6,819)
Provision for corporate business taxes	1,121	173
Net Income (Loss)	1,561	(6,992)
Net (income) loss allocated to noncontrolling interests in Operating Partnership	(34)	133
Dividends on preferred stock	(2,462)	(2,454)
Net Loss Applicable to Common Stockholders	$(935)	$(9,313)
Net Loss Per Share of Common Stock
Basic	$(0.03)	$(0.29)
Diluted	$(0.03)	$(0.29)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	33,199,712	31,690,657
Diluted	33,199,712	31,690,657

Dollar amounts in thousands, except per share amounts.

Net unrealized gain on the Company’s RMBS portfolio classified as available-for-sale that are reported in accumulated other comprehensive income was approximately $0.3 million.

	Three Months Ended
	June 30, 2025	March 31, 2025
	(unaudited)	(unaudited)
Net Income (Loss)	$1,561	$(6,992)
Other comprehensive income:
Unrealized gain on RMBS, available-for-sale, net	320	6,850
Net other comprehensive income	320	6,850
Comprehensive income (loss)	$1,881	$(142)
Comprehensive (income) loss attributable to noncontrolling interests in Operating Partnership	(35)	3
Dividends on preferred stock	(2,462)	(2,454)
Comprehensive loss attributable to common stockholders	$(616)	$(2,593)

Dollar amounts in thousands.

Portfolio Highlights for the Quarter Ended June 30, 2025

The Company realized net servicing fee income of $9.0 million, net interest income of $2.6 million and other loss of $5.6 million, primarily related to unrealized losses on derivatives, an unrealized loss on investments in Servicing Related Assets and a realized loss on the RMBS portfolio, partially offset by a realized gain on derivatives and an unrealized gain on RMBS. The unpaid principal balance for the MSR portfolio stood at $16.6 billion as of June 30, 2025 and the carrying value of the MSR portfolio ended the quarter at $224.6 million.  Net interest spread for the RMBS portfolio stood at 2.61% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 5.3x.

The RMBS portfolio had a book value of approximately $1.1 billion and carrying value of approximately $1.2 billion at quarter-end June 30, 2025.  The portfolio had a weighted average coupon of 4.97% and weighted average maturity of 28 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS and MSRs, Cherry Hill used interest rate swaps, TBAs and Treasury futures. At quarter end June 30, 2025, the Company held interest rate swaps with a notional amount of $799.7 million, TBAs with a notional amount of ($413.5) million, and Treasury futures with a notional amount of $60.2 million.

As of June 30, 2025, Cherry Hill’s GAAP book value was $3.34 per diluted share, net of the second quarter dividend.

Dividends

On June 13, 2025, the Board of Directors declared a quarterly dividend of $0.15 per share of common stock for the second quarter of 2025. The dividend was paid in cash on July 31, 2025 to common stockholders of record as of the close of business on June 30, 2025. Additionally, the Board of Directors declared a dividend of $0.5125 per share on the Company’s 8.20% Series A Cumulative Redeemable Preferred Stock and a dividend of $0.6413 per share on the Company’s 8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock for the second quarter 2025. The dividends were paid in cash on July 15, 2025 to Series A and B Preferred stockholders of record as of the close of business on June 30, 2025.

Earnings Available for Distribution

Earnings available for distribution (“EAD”) is a non-GAAP financial measure that we define as GAAP net income (loss), excluding realized gain (loss) on RMBS, unrealized gain (loss) on RMBS measured at fair value through earnings, realized and unrealized gain (loss) on derivatives, realized gain (loss) on acquired assets, realized and unrealized gain (loss) on investments in MSRs (net of any estimated MSR amortization) and any tax expense (benefit) on realized and unrealized gain (loss) on MSRs. MSR amortization refers to the portion of the change in fair value of the MSR that is primarily due to the realization of cashflows, runoff resulting from prepayments and an adjustment for any gain or loss on the capital used to purchase the MSR. EAD also includes interest rate swap periodic interest income (expense) and drop income on TBA dollar roll transactions, which are included in “Realized gain (loss) on derivatives, net” on the consolidated statements of income (loss). EAD is adjusted to exclude outstanding LTIP-OP Units in our Operating Partnership and dividends paid on our preferred stock.

EAD is provided for purposes of potential comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with EAD, in addition to related GAAP financial measures, may provide investors some insight into the Company’s ongoing operational performance. However, the concept of EAD does have significant limitations, including the exclusion of realized and unrealized gains (losses), and given the apparent lack of a consistent methodology among issuers for defining EAD, it may not be comparable to similarly titled measures of other issuers, which define EAD differently from us and each other. As a result, EAD should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity. While EAD is one indication of the Company’s earnings capacity, it is not the only factor considered in setting a dividend and is not the same as REIT taxable income which is calculated in accordance with the rules of the IRS.

The following table provides a reconciliation of net income (loss) to EAD for the three months ended June 30, 2025 and March 31, 2025.

	Three Months Ended
	June 30, 2025	March 31, 2025
	(unaudited)	(unaudited)
Net Income (Loss)	$1,561	$(6,992)
Realized loss on RMBS, net	2,053	3,992
Realized loss (gain) on derivatives, net ¹	(9,576)	2,782
Unrealized gain on RMBS, measured at fair value through earnings, net	(3,508)	(14,780)
Unrealized loss on derivatives, net	19,147	22,741
Unrealized gain on investments in MSRs, net of estimated MSR amortization	(5,473)	(719)
Tax expense on realized and unrealized gain on MSRs	1,607	957
Total EAD:	$5,811	$7,981
EAD attributable to noncontrolling interests in Operating Partnership	(102)	(151)
Dividends on preferred stock	(2,462)	(2,454)
EAD Attributable to Common Stockholders	$3,247	$5,376
EAD Attributable to Common Stockholders, per Diluted Share	$0.10	$0.17
GAAP Net Loss Per Share of Common Stock, per Diluted Share	$(0.03)	$(0.29)

Dollar amounts in thousands, except per share amounts.
1.
Excludes drop income on TBA dollar rolls of $650,000 and $944,000 and interest rate swap periodic interest income of $4.6 million and $6.5 million for the three-month periods ended June 30, 2025 and March 31, 2025, respectively.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the Securities and Exchange Commission on August 7, 2025. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of June 30, 2025 and its results of operations for the second quarter of 2025 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 pm Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call.

A live webcast of the conference call will be available in the investor relations section of the Company’s website at www.chmireit.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. An online archive of the webcast will be available on the Company’s website for one year following the call.

To Participate in the Telephone Conference Call:
Please dial into the call at least 5 minutes prior to start time.

Domestic: 1-800-715-9871
International: 1-646-307-1963
Conference ID: 7589822

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies and the Company’s ability to expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@chmireit.com